Contacts:
Michele Hart-Henry	Michelle Sawatka-Fernandez
I-trax, Inc.	Edelman
(610) 459-2405 x109	(212) 704-4544
meharthenry@i-trax.com	michelle.fernandez@edelman.com

I-Trax/CHD Meridian Healthcare Appoints New Chief Financial Officer

CHADDS FORD, PA, Sept. 5, 2007 – I-trax, Inc. (Amex: DMX), the leader in integrated health, wellness and productivity management, announced today that Bradley Wear has joined the company as senior vice president and the chief financial officer effective September 1, 2007.  Wear brings 25 years of experience to the position, including nearly 20 years in the healthcare industry. He will be based in the company’s office in Nashville, Tennessee.

As disclosed in May, Wear will replace David R. Bock, the current chief financial officer of I-trax.  Bock will remain through the transition and will be available to assist the company in the areas of strategy, financings, mergers and acquisitions and organizational development.

In his new role, Wear will be responsible for all financial management of the organization and will oversee the Finance, Accounting, IT and Business Intelligence departments.

“I-trax and CHD Meridian have seen tremendous growth in the past several years and David Bock has been an integral part in helping make it the company it is today,” said Frank A. Martin, chairman of I-trax. “We will miss David and all of the daily contributions he makes, but we will continue to rely on his expertise and guidance.”

Prior to joining I-trax, Wear was the chief financial officer of Qualifacts Systems, Inc., in Nashville, where he was responsible for all financial aspects of the company including financial reporting, risk management, treasury, stock registry, procurement, investor and banking relations among others. Wear joined that organization in 2003.

“Bradley’s enthusiasm and experience in multiple segments of healthcare will be an asset to the company and will help bring us continued success as we evolve and grow,” said Martin, “His presence adds to our already strong leadership team.”

Before working at Qualifacts Systems, Wear was a founding member of digiChart, Inc., an electronic medical records company focused primarily on specialty-specific applications, where he spent nearly seven years as the chief financial officer.  In this position, he played a key role in re-focusing digiChart’s activities from a practice management company to a medical records technology company. Wear has also held management positions within the GAMBRO Group, including with REN Corporation, and COBE Laboratories.

A graduate of Western State College, Gunnison, CO, Wear holds a bachelor’s degree in accounting and is a CPA.

About I-trax and CHD Meridian Healthcare
I-trax is the parent company of CHD Meridian Healthcare, the leading provider of integrated workplace health and productivity management solutions.  Serving more than 100 clients in 34 states, CHD Meridian Healthcare offers on-site health centers, which deliver primary care, acute care, corporate health, occupational health and pharmacy care management services as well as integrated disease management, wellness and lifestyle management programs.  CHD Meridian Healthcare provides a comprehensive solution utilizing telephonic and e-health tools to enhance the trusted relationship established by its clinicians at the worksite.

CHD Meridian Healthcare is focused on helping companies achieve employer of choice status, making the workplace safe, improving the quality of care and the productivity of the workforce while mitigating healthcare costs. Managing employer-sponsored health centers for over 40 years, some of CHD Meridian Healthcare’s clients include:  BMW, Blue Ridge Paper, Coors Brewing Company, Coushatta Casino Resort, DENSO Manufacturing Michigan, Deutsche Bank, Eastman Chemical, Fieldale Farms, Horizon Blue Cross Blue Shield of New Jersey, Lowe’s, Toyota, UnumProvident and US Steel.  For more information, visit www.chdmeridian.com.

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Safe Harbor Statement: This news release may contain "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements are subject to risks and uncertainties, which could cause actual results to differ materially from those anticipated, including those risks detailed in I-trax’s filings with the Securities and Exchange Commission, and should be read in light of these risks.